February 12, 2006

Robert Fedun
Dyhamic Resources Corporation
P.O. Box 370184
Las Vegas, Nevada  80137

James Robber Robson
Tyner Texas Operating Company
1215 Old Bridge Court
McKinney, Texas 75070

Gentlemen:

RE:    D DUCK PROSPECT AREA/BOSSIER & CADDO PARISH, LOUISIANA

       This Agreement has been made and entered into as the 12 day of February, 2006, by and between Sierra Pine Resources International, (hereinafter referred to as SPRI), 110 Cypress Station Drive, #155 Houston, TX 77090, Dynamic Resources Corporation, (hereinafter referred to as DYRF) P.O. Box 370184, Las Vegas, Nevada, 89137, and Tyner Texas Operating Company, (hereinafter referred to as TYNER), 1216 Old Bridge Court, McKinney, Texas 75070.

       DYRF and TYNER will each have a 50% ownership in the Prospect Area and promote to SPRI further defined below. In the event either party defaults on any payment the non defaulting party will assume the defaulting parties 50% interest in and to the D Duck Prospect.

       DYRF and TYNER hereby agree to purchase the D Duck Prospect from SPRI for the following terms and conditions. The Prospect Area for the D Duck is further described on the attached Exhibit "A".

       DYRF and TYNER will pay an upfront prospect fee, immediately upon the execution of this Agreement, an amount of $50,000.00 ($25,000.00 paid by DYRF and $25,000.00 paid by TYNER) to SPRI. DYRF and TYNER will also pay their 50% interest in and to an additional fee of $20.00/acre acquired within the prospect area for all leasehold and or mineral interest (including fee interests) or contractual rights to earn such an interest, also within the prospect area, which is obtained or is earned by purchase, assignment, leasehold, seismic option, extension, renewal, famin, acreage contribution or by any other means by any party to this agreement. This amount will be paid within ten (10) days after the end of the calendar quarter within which the leasehold acquisition occurs.

           1. DYRF and TYNER will also assign its respective proportionately reduced Overriding Royalty Interest (hereinafter referred to as "ORI") of 4.0% on those leases having a royalty obligation of less than or equal to 20%, an ORI of 3% on all those leases having a royalty obligation greater than 20% and less than 25%, and an ORI of 2% on all those leases having a royalty obligation equal to 25% and an ORI of 1% on all those leases having a royalty obligation greater than 25%.

           2. SPRI shall have an option to be exercised within sixty (60) days after notification in writing of payouts (plus 100%) of each well drilled and successfully completed as a producer to convert its respective ORI within each lease or portion thereof in a producing unit to a proportionate 12.5% working interest effective upon confirmation of payout (plus 100%) on all those




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   Page 2                                                 March 28, 2006

               leases with an ORI of 4%, a proportionate 9.375% working interest upon confirmation of payout (plus 100%) on all those leases with an ORI of 3%, a proportionate 6.25% working interest upon confirmation of payout (plus 100%) on all those leases with an ORI of 2%, and a proportionate 3.125% working interest upon confirmation of payout (plus 100%) on all those leases with an ORI of 1%.

          3. Upon successful culmination of leasehold interests as so stipulated hereinabove DYRF and TYNER will promptly assign to SPRI such agreed upon Overriding Royalty Interest or Working Interest in and to such leasehold interest and shall compensate SPRI additionally as hereinabove set forth.

          4. Upon request by DYRF or TYNER, SPRI will make available all data within the prospect area.

          5. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

          6. This Agreement will terminate by either the mutual agreement of the parties subject hereto, or at the expiration of the last lease subject to this agreement, whichever occurs first.

          7. This Agreement will replace and supercede that certain Agreement dated January 16, 2006 by and between DYRF and SPRI, upon the execution by all Parties to this Agreement.

                                     Sincerely yours,



                                     Bruce Ganer
                                     President
                                     Sierra Pine Resources International

AGREED TO AND ACCEPTED THIS 12 DAY OF FEBRUARY, 2006

DYNAMIC RESOURCES CORPORATION

BY:		/s/ ROBERT FEDUN
  	   	_______________________
           	ROBERT FEDUN, PRESIDENT

AGREED TO AND ACCEPTED THIS ________  DAY OF FEBRUARY, 2006

TYNER TEXAS OPERATING COMPANY

BY:	   _______________________________________
           JAMES ROBBY ROBSON, PRESIDENT




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   Page 3                                                 March 28, 2006











                                  EXHIBIT "A"

   ATTACHED TO AND MADE A PART OF THAT CERTAIN AGREMENT DATED 2/12/06 BY AND BETWEEN SPRI, DYRF AND TYNER COVERING THE D DUCK PROSPECT, BOSSIER AND CADDO
                               PARISH, LOUISIANA.

  THE LAND DEFINED BELOW ARE WITHIN BOSSIER AND CADDO PARISH LOUISIANA.

  T20N-R13W

  SECTIONS 31, 32, 33 AND 34.

  T19N-R13W

  SECTIONS 3, 4, 5, 6, 7, 9, 16, 17, 18, 19, 20, 29 AND 30.

               its respective ORI within each lease or portion thereof in producing unit to a proportionate 12.5% working interest effective upon confirmation of payout (plus 100%) on all those leases with an ORI of 4%, a proportionate 9.375% working interest upon confirmation of payout (plus 100%) on all those leases with an ORI of 3%, a proportionate 6.25% working interest upon confirmation of payout (plus 100%) on all those leases with an ORI of 2% and a proportionate3.125% working interest upon confirmation of payout (plus 100%) on all those leases with anORI of 1%

       3. Upon successful culmination of leasehold interests as so stipulated hereinabove DYRF and TYNER will promptly assign to SPRI such agreed upon Overriding Royalty Interest or Working Interest in and to such leasehold interest and shall compensate SPRI additionally as hereinabove set forth.

       4. Upon request by DYRF or TYNER, SPRI will make available all data within the prospect area.

       5. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

       6. This Agreement will terminate by either the mutual agreement of the parties subject hereto, or at the expiration of the last lease subject to this agreement, whichever occurs first.

       7. The Parties agree that Tyner shall have the right to assigns its interests in this agreement to an affiliated legal entity by providing notice to the other parties.

       8. This Agreement will replace and supercede that certain Agreement dated January 16, 2006 by and between DYRF and SPRI, upon the execution by all Parties to this Agreement.

Sincerely yours,



Bruce Ganer, President

Sierra Pine Resources International



AGREED TO AND ACCEPTED THIS __________ DAY OF FEBRUARY, 2006

DYNAMIC RESOURCES CORPORATION


BY:
	________________________
        ROBERT FEDUN, PRESIDENT

AGREED TO AND ACCEPTED THIS 17 DAY OF FEBRUARY, 2006

TYNER TEXAS OPERATING COMPANY

	/s/ JAMES ROBBY ROBSON
	________________________
  	JAMES ROBBY ROBSON, PRESIDENT